Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES OF SIBANYE GOLD LIMITED (AS OF 31 DECEMBER 2018)

Kroondal Operations Proprietary Limited, incorporated in South Africa

Rand Uranium Proprietary Limited, incorporated in South Africa

Sibanye Rustenburg Platinum Mines Proprietary Limited, incorporated in South Africa

Stillwater Mining Company, incorporated in Delaware

SWC Trading Inc., incorporated in Delaware